Exhibit 99.03

            Selected Financial Data (Revised)

	2001(d)	2000(d)	1999	1998	1997(e)

	(Dollars in millions except per share data)
Operating revenues(a)	$11,523	$9,370	$6,876	$6,614	$6,373
Operating expenses(a)	$9,637	$7,865	$5,679	$5,414	$5,344
Income from continuing operations before extraordinary item(a)	$753	$524	$564	$624	$499
Net income	$795	$527	$571	$624	$388
Earnings available for common stock	$791	$523	$566	$619	$377
Average number of common shares outstanding (000’s)	342,952	337,832	331,943	323,883	303,042
Average number of common and potentially dilutive shares outstanding (000’s)	343,742	338,111	332,054	324,355	303,422
Earnings per share from continuing operations before extraordinary item — basic	$2.19	$1.54	$1.69	$1.91	$1.61
Earnings per share from continuing operations before extraordinary item — diluted	$2.18	$1.54	$1.69	$1.91	$1.61
Earnings per share — basic	$2.31	$1.54	$1.70	$1.91	$1.24
Earnings per share — diluted	$2.30	$1.54	$1.70	$1.91	$1.24
Dividends declared per share(b)	$1.50	$1.45	$1.47	$1.46	$1.53
Total assets	$28,735	$21,769	$18,070	$15,055	$14,442
Long-term debt(a)	$11,889	$7,338	$5,582	$4,057	$3,867
Book value per share	$17.91	$16.32	$15.78	$15.44	$14.74
Return on average common equity	13.5	9.6	10.9	12.6	8.4
Ratio of earnings to fixed charges(c)	2.1	1.9	2.4	3.0	2.6

(a)	Operating revenues and expenses, and long-term debt for 1997-2000 reflect reclassifications to remove amounts relate NRG operations which were discontinued in 2002. The results of these operations are excluded from income from continuing operations and reported net as discontinued operations. Long-term debt is reported with noncurrent assets held for sale. These reclassifications had no effect on net income or earnings per share.

(b)	Amounts include proforma adjustments to restate periods prior to the Xcel Energy merger for historically consistent reporting. Dividends in 2000 and 1997 reflect dividends paid by predecessor companies before, and successor companies after, the Xcel Energy merger in August 2000 and the New Century Energies merger in August 1997.

(c)	Excludes undistributed equity income and includes allowance for funds used during construction.

(d)	Earnings in 2001 were increased by three cents per share for extraordinary items. Earnings in 2000 were reduced by 52 cents per share for special charges related to the Xcel Energy merger, as discussed in Note 2 to the Financial Statements under Item 8. In addition, earnings in 2000 were reduced by six cents per share for extraordinary items related to electric utility restructuring in Texas and New Mexico, as discussed in Note 12 to the Financial Statements under Item 8.

(e)	Earnings in 1997 were reduced by 16 cents per share for special charges related to the New Century Energies merger and to write-off costs for the terminated merger to form Primergy. In addition, earnings in 1997 were reduced by 37 cents per share for an extraordinary item related to a UK windfall tax recorded at Yorkshire Power.

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